AVEO Pharmaceuticals, Inc.
Executive Severance and Change in Control Benefits Plan
1.Establishment of Plan. AVEO Pharmaceuticals, Inc., a Delaware corporation, hereby establishes an unfunded severance benefits plan (the “Plan”) that is intended to be a welfare benefit plan within the meaning of Section 3(1) of ERISA. The Plan is in effect for Covered Employees who experience a Covered Termination occurring after the Effective Date and before the termination of the Plan. The Plan supersedes and terminates any and all prior arrangements, plans, policies, promises, covenants, communications, representations or warranties for severance benefits applying to Covered Employees that may have been in effect before the Effective Date with respect to any termination that would, under the terms of the Plan, constitute a Covered Termination, including, without limitation, the Company’s Key Employee Change in Control Benefits Plan, any Severance and Change in Control Agreement between a Covered Employee and the Company, and the severance benefit provisions of any offer letter or employment agreement between a Covered Employee and the Company (but for the avoidance of doubt, no other provisions thereof) (collectively, the “Prior Arrangements”).
2.Purpose. The purpose of the Plan is to establish the conditions under which Covered Employees will receive the severance benefits described herein if employment with the Company (or its successor in a Change in Control) terminates under the circumstances specified herein. The severance benefits paid under the Plan are intended to assist Covered Employees in making a transition to new employment and are not intended to be a reward for prior service with the Company.
3.Definitions. For purposes of this Plan,
(a)“Base Salary” shall mean, for any Covered Employee, such Covered Employee’s base rate of pay as in effect immediately before a Covered Termination (or prior to the Change in Control, if greater) and exclusive of any bonuses, overtime pay, shift differentials, “adders,” any other form of premium pay, or other forms of compensation.
(b)“Benefits Continuation” shall have the meaning set forth in Section 8(a) hereof.
(c)“Board” shall mean the Board of Directors of AVEO Pharmaceuticals, Inc.
(d)“Bonus” shall mean, for any Covered Employee, the target annual bonus established by the compensation committee of the Board that the employee was eligible to earn for the year in which the Covered Termination occurs (or for the year in which the Change in Control occurs, if greater), without regard to whether the performance goals applicable to such bonus had been established or satisfied at the date of termination of employment.
(e)“Cause” shall mean conduct involving one or more of the following: (i) the conviction of the employee of, or, plea of guilty or nolo contendere to, any crime involving dishonesty or any felony; (ii) the willful misconduct by the employee resulting in material harm to the Company; (iii) fraud, embezzlement, theft or dishonesty by the employee against the Company resulting in material harm to the Company; (iv) the repeated and continuing failure of the employee to follow the proper and lawful directions of the Company’s Chief Executive Officer or the Board after a written demand is delivered to the employee that specifically identifies the manner in which the Chief Executive Officer or the Board believes that the employee has failed to follow such instructions; (v) the employee’s current alcohol or prescription drug abuse affecting work performance, or current illegal use of drugs regardless of the effect on work performance; (vi) material violation of the Company’s code of conduct by the employee that causes harm to the Company; or (vii) the employee’s material breach of any term of any employment agreement or offer letter with the Company, or any applicable written proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement(s) with the Company.
(f)“Change in Control” shall mean the occurrence of any of the events set forth in subsections (A), (B) or (C) below, provided that such event(s) constitute (i) a change in the ownership of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(v)), (ii) a change in effective control of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vi)), or (iii) a change in the ownership of a substantial portion of the assets of the Company (as defined in Treasury Regulation Section 1.409A-3(i)(5)(vii)): (A) when a person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) acquires beneficial ownership of the Company’s capital stock equal to 50% or more of either: (X) the then-outstanding shares of the Company’s common stock (the “Outstanding Company Common Stock”) or (Y) the combined voting power of the Company’s then-outstanding securities entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”) provided, however, that for purposes of this subsection (A), the following acquisitions of securities shall not constitute a Change in Control: (1) any acquisition of securities directly from the Company (excluding an acquisition of securities pursuant to the exercise, conversion or exchange of any security exercisable for, convertible into or exchangeable for common stock or voting securities of the Company, unless the Person exercising, converting or exchanging such security acquired such security directly from the Company or an underwriter or agent of the Company) or (2) any acquisition of securities by the Company; or (B) upon the consummation by the Company of a reorganization, merger, consolidation, statutory share exchange or a sale or other disposition of all or substantially all of the assets of the Company in one or a series of transactions (a “Business Combination”), provided that, in each case, the persons who were the Company’s beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination do not beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors, respectively, of the resulting or acquiring corporation in such Business Combination (which shall include, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, respectively; or (C) such time as the Continuing Directors (as defined below) do not constitute a majority of the Board (or, if applicable, the board of directors of a successor corporation to the Company), where the term “Continuing Director” means at any date a member of the Board (i) who was a member of the Board on the Effective Date of this Plan, or (ii) who was nominated or elected subsequent to such date by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Board was recommended or endorsed by at least a majority of the directors who were Continuing

Directors at the time of such nomination or election; provided, however, that there shall be excluded from this clause (ii) any individual whose initial assumption of office occurred as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents, by or on behalf of a person other than the Board.

(g)“Change in Control Date” shall mean the first date on which a Change in Control occurs.

(h)“Change in Control Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause or a termination of the Covered Employee’s employment by the Covered Employee for Good Reason, in either case, on or within the eighteen (18)-month period following the Change in Control Date.

(i)“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act.
(j)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(k)“Committee” shall have the meaning set forth in Section 14(a) below
(l)“Company” shall mean AVEO Pharmaceuticals, Inc. (or, following a Change in Control, any successor thereto) together with the wholly-owned subsidiaries of AVEO Pharmaceuticals, Inc., provided, that, for purposes of the definition of Change in Control in Section 3(f) hereof, Company shall mean solely AVEO Pharmaceuticals, Inc.
(m)“Covered Employees” shall mean all Regular Full-Time Employees (both exempt and non-exempt) who are, or were immediately prior to a Change in Control, Executives, who experience a Covered Termination, and who are not designated as ineligible to receive severance benefits under the Plan as provided in Section 5 hereof. For the avoidance of doubt, neither Temporary Employees nor Part-Time Employees are eligible for severance benefits under the Plan. An employee’s full-time, part-time or temporary status for the purpose of this Plan shall be determined in good faith by the Plan Administrator upon review of the employee’s status immediately before termination. Any person who is classified by the Company as an independent contractor or third party employee is not eligible for severance benefits even if such classification is modified retroactively.
(n)“Covered Termination” shall mean a termination designated by the Plan Administrator as (i) in the case of a Covered Employee who is a Key Leadership Team Executive, either (A) a Non-Change in Control Termination or (B) a Change in Control Termination or (ii) in the case of a Covered Employee who is not a Key Leadership Team Executive, a Change in Control Termination. The Plan Administrator shall determine whether a particular termination is a Change in Control Termination or a Non-Change in Control Termination, and may determine, based on the facts and circumstances, that a termination does not qualify as a Covered Termination.
(o)“Disability” shall mean (i) the employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three

(3) months under an accident and health plan covering employees of the Company; provided that in each case, the employee’s physical or mental impairment shall be determined by an independent qualified physician mutually acceptable to the Company and the employee (or his personal representative) or, if the Company and the employee (or such representative) are unable to agree on an independent qualified physician, as determined by a panel of three physicians, one designated by the Company, one designated by the employee (or his personal representative) and one designated by the two physicians so designated.
(p)“Effective Date” shall mean the date of Board approval of this Plan.
(q)“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
(r)“Executive” shall mean any executive officer, senior vice-president and vice-president of the Company and any other employee of the Company designated by the Chief Executive Officer and ratified by the Board.
(s)“Good Reason” shall mean the occurrence, without the employee’s written consent of any of the following events: (i) any material diminution in the employee’s duties, responsibilities or authority; (ii) a material reduction in the employee’s base salary (unless such reduction is effected in connection with a general and proportionate reduction of compensation for all employees of his or her level) or (iii) following a Change in Control, a change in the principal location at which the employee provides services to the Company to a location more than 50 miles from such principal location; provided, however, that a termination for Good Reason can only occur if (A) the employee has given the Company a written notice of termination indicating the existence of a condition giving rise to Good Reason and the Company has not cured the condition giving rise to Good Reason within thirty (30) days after receipt of such notice of termination, and (B) such notice of termination is given within ninety (90) days after the initial occurrence of the condition giving rise to Good Reason and further provided that a termination for Good Reason shall occur no more than one hundred eighty (180) days after the initial occurrence of the condition giving rise to Good Reason.
(t)“Key Leadership Team Executive” shall mean each Section 16 Officer and any other Executive designated by the Chief Executive Officer and ratified by the Board.
(u)“Non-Change in Control Severance Period” shall have the meaning set forth in Section 7(a) hereof.
(v)“Non-Change in Control Termination” shall mean a termination of the Covered Employee’s employment by the Company without Cause or by reason of the Covered Employee’s Disability or a termination of the Covered Employee’s employment by the Covered Employee for Good Reason, in any case, prior to or more than eighteen (18) months after a Change in Control Date.
(w)“Part-Time Employees” shall mean employees who are not Regular Full-Time Employees or Temporary Employees and are treated as such by the Company.
(x)“Participants” shall mean Covered Employees receiving severance payments and benefits pursuant to the Plan.

(y)“Plan Administrator” shall have the meaning set forth in Section 14 hereof.
(z)“Prior Arrangements” shall have the meaning set forth in Section 1 hereof.
(aa)“Release” shall have the meaning set forth in Section 6 hereof.
(ab)“Release Effective Date” shall have the meaning set forth in Section 13(c)(1) hereof.
(ac)“Regular Full-Time Employees” shall mean employees, other than Temporary Employees, normally scheduled to work at least thirty (30) hours a week unless the Company’s local practices, as from time to time in force, whether or not in writing, establish a different hours threshold for regular full-time employees.
(ad)“Section 16 Officer” shall mean an Executive who is designated by the Board to be an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
(ae)“Severance Multiple” shall have the meaning set forth in Section 7(b) hereof.
(af)“Temporary Employees” are employees treated as such by the Company, whether or not in writing.
4.Coverage.    Subject to satisfaction of the eligibility and other requirements set forth in Sections 5 and 6 of this Plan, a Covered Employee will be entitled to receive severance benefits under the Plan if such employee experiences a Covered Termination.
5.Eligibility for Severance Benefits. The following employees will not be eligible for severance benefits, except to the extent specifically determined otherwise by the Plan Administrator or as provided herein: (a) an employee who is terminated for Cause; (b) an employee who voluntarily retires or otherwise voluntarily terminates his employment, except for a resignation for Good Reason in accordance with the terms of this Plan, or dies or becomes Disabled; (c) an employee who is employed for a specific period of time in accordance with the terms of a written offer letter or employment agreement; (d) an employee whose employment is terminated within thirty (30) days of his or her refusal to accept an offer of comparable employment by the Company following a Change in Control (provided that “comparable employment” shall mean employment on terms that would not give rise to Good Reason), (e) an employee whose consent to the amendment or termination of the Prior Arrangements is required but who has not so consented; and (f) an employee who is asked to enter into proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement(s) with the Company, in such form(s) as the Company may require from time to time prior to the date of a Change in Control, but who is not a party to such agreement(s) with the Company into which they have been asked to enter.
6.Release; Timing of Severance Benefits. Receipt of any severance payments or benefits under the Plan requires that the Covered Employee execute and deliver a severance and release of claims agreement in favor of the Company in the form to be provided by the Company at the time of the Covered Employee’s termination (which shall include, at a minimum, a release of all releasable claims, non-disparagement and cooperation obligations, reaffirmation of the Covered Employee’s continuing obligations under any applicable proprietary information and inventions, nondisclosure, non-competition, non-solicitation (or similar) agreement(s) with the Company, and an agreement, to the extent permitted by law, not to compete with the Company for one (1) year following the Covered Employee’s separation from employment with the Company) (the “Release”), which Release becomes binding within sixty (60) days following the Covered Employee’s termination of employment (or such shorter period as may be directed by the Company). The severance payments described herein will be paid in accordance with the terms of the Plan and otherwise on the Company’s regularly scheduled payroll dates in effect from time to time and the Benefits Continuation will be paid in the amount and at the time premium payments are made by other participants in the Company’s health benefit plans with the same coverage. The payments, which at all times are subject to the Covered Employee’s compliance with the Covered Employee’s continuing obligations under the Release, shall be made or commence on the first payroll date after the Release Effective Date in accordance with the terms of Section 13(c) hereof.
7.Cash Severance.
(a)Non-Change in Control Termination. A Covered Employee who experiences a Covered Termination that is a Non-Change in Control Termination shall be entitled to receive continuation of such employee’s monthly Base Salary for twelve (12) months following the date of termination. In the event the Chief Executive Officer experiences a Non-Change in Control Termination, the Chief Executive Officer shall, in addition to the severance benefits described in the immediately preceding sentence, also be entitled to receive, in a single lump-sum, an amount equal to the Chief Executive’s Bonus multiplied by a fraction, the numerator of which shall equal the number of days the Chief Executive Officer was employed by the Company during the year in which the Non-Change in Control Termination occurs and the denominator of which shall equal 365.
(b)Change in Control Termination. A Covered Employee who experiences a Change in Control Termination shall be entitled to receive periodic and substantially equal installment payments for a number of months equal to the product of the Covered Employee’s “Severance Multiple” (as set forth below) and twelve (12), of a total sum equal to: (i) the Covered Employee’s Severance Multiple multiplied by the Covered Employee’s Base Salary; (ii) the Covered Employee’s Severance Multiple multiplied by his/her Bonus; and (iii) the Covered Employee’s Bonus multiplied by a fraction, the numerator of which shall equal the number of days the Covered Employee was employed by the Company during the Company fiscal year in which the termination occurs and the denominator of which shall equal 365.
The Covered Employee’s Severance Multiple shall be as set forth in the table below:

Chief Executive Officer	—	2.0

Key Leadership Team Executives other than the Chief Executive Officer	—	1.5

Executives with the title of SVP or above (other than Key Leadership Team Executives)	—	1.0

Executives with the title of VP or above (other than Key Leadership Team Executives and Executives with the title of SVP or above)	—	0.75

For purposes of this Section 7, a Covered Employee’s title shall be such employee’s title immediately prior to the Covered Termination or, if such employee’s title was changed in connection with the Change in Control, immediately prior to such change in connection with the Change in Control.
8.Other Severance Benefits.
(a)Continued Benefits. In the event of a Covered Termination, a Covered Employee entitled to severance benefits under this Plan shall be entitled to Company contributions to the cost of COBRA coverage on behalf of the Covered Employee and any applicable dependents for the period set forth in the table below (unless such period is shortened in accordance with the terms of this Plan) if the Covered Employee timely elects COBRA coverage or substantially similar coverage, as applicable, and only so long as such coverage continues in force (the “Benefits Continuation”). Such costs shall be determined on the same basis as the Company’s contribution to Company-provided health and dental insurance coverage in effect for an active employee with the same coverage elections; provided that the Benefits Continuation shall be only for coverage in which the Covered Employee and any applicable dependents were enrolled immediately prior to the Covered Termination and shall end when the Covered Employee becomes eligible for group health coverage through another employer; and provided further, that if such Benefits Continuation will violate the nondiscrimination requirements of applicable law, this benefit will not apply.

Non-Change in Control Termination

Covered Employee	—	12 months

Change in Control Termination

Chief Executive Officer	—	18 months

Key Leadership Team Executives other than the Chief Executive Officer	—	12 months

Executives other than Key Leadership Team Executives	—	6 months

During the Benefits Continuation period, the Covered Employee shall continue to be required to pay that portion of the premium of such group health insurance coverage, including coverage for his/her eligible dependents that is not paid by the Company. For the balance of the period that the Covered Employee is eligible to receive coverage under COBRA, the Covered Employee shall be eligible to maintain coverage for himself/herself and his/her eligible dependents at the Covered Employee’s own expense in accordance with applicable law.

(b)Earned but Unpaid Bonus. In the event of a Change in Control Termination, the Covered Employee will be eligible to receive any earned but unpaid annual bonus for the most recently completed fiscal year.
9.Equity Awards. In the event of a Change in Control Termination, all of a Covered Employee’s equity awards granted by the Company that vest solely based on the passage of time and that are outstanding and unvested as of such termination, will vest and become fully exercisable or non-forfeitable on the date of such termination, and otherwise will continue to be dictated by the terms of the applicable award agreements. The vesting of performance-based equity awards in the event of a Change in Control Termination shall be dictated by the terms of the applicable award agreements.
10.Recoupment. If the Plan Administrator reasonably determines in good faith that the Covered Employee has failed to comply with the terms of the Plan, including the provisions of Section 6 above, the Company may require payment to the Company of any benefits described in Sections 7, 8 and 9 above that the Covered Employee has already received to the extent permitted by applicable law and with the “value” determined in the sole discretion of the Plan Administrator.  Payment is due in cash or by check within thirty (30) days, or such earlier date as may be required by law or by any clawback policy that the Company adopts, after the Company provides notice to a Covered Employee that it is enforcing this provision.  Any benefits described in Sections 7, 8 and 9 above not yet received by such Covered Employee will be immediately forfeited.
11.Death; Permanent Disability. If a Participant dies or is permanently Disabled after the date of his or her Covered Termination but before all payments or benefits to which such Participant is entitled pursuant to the Plan have been paid or provided, payments will be made to any beneficiary or legal representative designated by the Participant prior to or in connection with such Participant’s Covered Termination or, if no such beneficiary or legal representative has been designated, to the Participant’s estate. For the avoidance of doubt, if a Participant dies or is permanently Disabled during the Benefits Continuation period provided for the Participant in Section 8, Benefits Continuation will continue for the Participant’s applicable dependents for the remainder of the Benefits Continuation period provided for such Participant in Section 8.
12.Withholding. The Company may withhold from any payment or benefit under the Plan: (a) any federal, state, or local income or payroll taxes required by law to be withheld with respect to such payment; (b) such sum as the Company may reasonably estimate is necessary to cover any taxes for which the Company may be liable and which may be assessed with regard to such payment; and (c) such other amounts as appropriately may be withheld under the Company’s payroll policies and procedures from time to time in effect.
13.Section 409A. It is expected that the payments and benefits provided under this Plan will be exempt from or compliant with Section 409A of the Code, and the guidance issued thereunder (“Section 409A”). The Plan shall be interpreted consistent with this intent to the maximum extent permitted and generally, with the provisions of Section 409A. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits upon or following a termination of employment (which amounts or benefits constitute nonqualified deferred compensation within the meaning of Section 409A) unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service”. Neither the Participant nor the Company shall have the right to accelerate or defer the delivery of any payment or benefit except to the extent specifically permitted or required by Section 409A.

To the extent the severance payments or benefits under this Plan are subject to Section 409A, the following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Participants under this Plan:
(a)Each installment of the payments and benefits provided under this Plan will be treated as a separate “payment” for purposes of Section 409A. Whenever a payment under this Plan specifies a payment period with reference to a number of days (e.g., “payment shall be made within ten (10) days following the date of termination”), the actual date of payment within the specified period shall be in the Company’s sole discretion. Notwithstanding any other provision of this Plan to the contrary, in no event shall any payment under this Plan that constitutes “non-qualified deferred compensation” for purposes of Section 409A be subject to transfer, offset, counterclaim or recoupment by any other amount unless otherwise permitted by Section 409A.
(b)Notwithstanding any other payment provision herein to the contrary, if the Company or appropriately-related affiliates become publicly-traded and a Covered Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B) with respect to such entity, then each of the following shall apply:
(i)With regard to any payment that is considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the day following the expiration of the six (6) month period measured from the date of such “separation from service” of the Covered Employee, and (B) the date of the Covered Employee’s death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this provision (whether otherwise payable in a single sum or in installments in the absence of such delay) shall be paid to or for the Covered Employee in a lump sum, and all remaining payments due under this Plan shall be paid or provided for in accordance with the normal payment dates specified herein; and
(ii)To the extent that any benefits to be provided during the Delay Period are considered “non-qualified deferred compensation” under Section 409A payable on account of a “separation from service,” and such benefits are not otherwise exempt from Section 409A, the Covered Employee shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse the Covered Employee, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to the Covered Employee, the Company’s share of the cost of such benefits upon expiration of the Delay Period. Any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified in this Plan.
(c)To the extent that severance benefits pursuant to this Plan are conditioned upon a Release, the Covered Employee shall forfeit all rights to such payments and benefits unless such release is signed and delivered (and no longer subject to revocation, if applicable) within sixty (60) days following the date of the termination of the Covered Employee’s employment with the Company (or such shorter period as may be directed by the Company). If the Release is no longer subject to revocation as provided in the preceding sentence, then the following shall apply:

(i)To the extent any severance benefits to be provided are not “non-qualified deferred compensation” for purposes of Section 409A, then such benefits shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Plan applied as though such payments commenced immediately upon the termination of Covered Employee’s employment with the Company, and any payments made after the Release Effective Date shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of Covered Employee’s employment with the Company.
(ii)To the extent any such severance benefits to be provided are “non-qualified deferred compensation” for purposes of Section 409A, then the Release must become irrevocable within sixty (60) days of the date of termination and benefits shall be made or commence upon the date provided in Section 6, provided that if the sixtieth day following the termination of the Covered Employee’s employment with the Company falls in the calendar year following the calendar year containing the date of termination, the benefits will be made no earlier than the first business day of that following calendar year (subject to Section 13(b), above). The first such cash payment shall include all amounts that otherwise would have been due prior thereto under the terms of this Plan had such payments commenced immediately upon the termination of the Covered Employee’s employment with the Company, and any payments made after the first such payment shall continue as provided herein. The delayed benefits shall in any event expire at the time such benefits would have expired had such benefits commenced immediately following the termination of the Covered Employee’s employment with the Company.
(d)The Company makes no representations or warranties and shall have no liability to any Participant or any other person if any provisions of or payments under this Plan are determined to constitute deferred compensation subject to Section 409A of the Code but not to satisfy the conditions of that section.
14.Plan Administration.
(a)Plan Administrator. The Plan Administrator shall be the Board or a committee thereof designated by the Board (the “Committee”); provided, however, that the Board or such Committee may in its sole discretion appoint a new Plan Administrator to administer the Plan following a Change in Control. The Plan Administrator shall also serve as the Named Fiduciary of the Plan under ERISA. The Plan Administrator shall be the “administrator” within the meaning of Section 3(16) of ERISA and shall have all the responsibilities and duties contained therein.
The Plan Administrator can be contacted at the following address:

        30 Winter Street
        Boston, MA 02108
(b)Decisions, Powers and Duties. The general administration of the Plan and the responsibility for carrying out its provisions shall be vested in the Plan Administrator. The Plan Administrator shall have such powers and authority as are necessary to discharge such duties and responsibilities which also include, but are not limited to, interpretation and construction of the Plan, the determination of all questions of fact, including, without limit, eligibility, participation and benefits, the resolution of any ambiguities and all other related or incidental matters, and such duties and powers of the plan administration which are not assumed from time to time by any other appropriate entity, individual or institution. The Plan Administrator may adopt rules and regulations of uniform applicability in its interpretation and implementation of the Plan.
The Plan Administrator shall discharge its duties and responsibilities and exercise its powers and authority in its sole discretion and in accordance with the terms of the controlling legal documents and applicable law, and its actions and decisions that are not arbitrary and capricious shall be binding on any employee, employee’s spouse or other dependent or beneficiary and any other interested parties whether or not in being or under a disability.
15.Indemnification. To the extent permitted by law, all employees, officers, directors, agents and representatives of the Company shall be indemnified by the Company and held harmless against any claims and the expenses of defending against such claims, resulting from any action or conduct relating to the administration of the Plan, whether as a member of the Committee or otherwise, except to the extent that such claims arise from gross negligence, willful neglect, or willful misconduct.
16.Plan Not an Employment Contract. The Plan is not a contract between the Company and any employee, nor is it a condition of employment of any employee. Nothing contained in the Plan gives, or is intended to give, any employee the right to be retained in the service of the Company, or to interfere with the right of the Company to discharge or terminate the employment of any employee at any time and for any reason. No employee shall have the right or claim to benefits beyond those expressly provided in this Plan, if any. All rights and claims are limited as set forth in the Plan.
17.Severability. In case any one (1) or more of the provisions of this Plan (or part thereof) shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions hereof, and this Plan shall be construed as if such invalid, illegal or unenforceable provisions (or part thereof) never had been contained herein.
18.Non-Assignability. No right or interest of any Covered Employee in the Plan shall be assignable or transferable in whole or in part either directly or by operation of law or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.
19.Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to Covered Employees on a Covered Termination. To the extent that the Company owes any amounts in the nature of severance benefits under any other program, policy or plan of the Company that is not otherwise superseded by this Plan, or to the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan.

20.Amendment or Termination. The Board may amend, modify, or terminate the Plan at any time in its sole discretion; provided, however, that (a) any such amendment, modification or termination made prior to a Change in Control that adversely affects the rights of any Covered Employee shall be unanimously approved by the Company’s Board of Directors, including any independent director(s) and the Chief Executive Officer, (b) no such amendment, modification or termination may affect the rights of a Covered Employee then receiving payments or benefits under the Plan without the consent of such person, and (c) no such amendment, modification or termination made after a Change in Control shall be effective for eighteen months.
21.Governing Law. The Plan and the rights of all persons under the Plan shall be construed in accordance with and under applicable provisions of ERISA, and the regulations thereunder, and the laws of the Commonwealth of Massachusetts (without regard to conflict of laws provisions) to the extent not preempted by federal law.